Exhibit 10(r)(3)

                            AEP ENERGY SERVICES, INC.
                           INCENTIVE COMPENSATION PLAN


                                    Article 1
                  Establishment, Purpose and Effective Date

      1.1 The Company hereby establishes the "AEP Energy Services, Inc. Incentive Compensation Plan" (the "Plan").

      1.2 The purposes of the Plan are to improve corporate performance and enhance shareholder value by providing Plan Participants incentives to earn annual incentive compensation and to assist the Company in retaining and recruiting key employees.

      1.3   The Plan is effective as of January 1, 1997.


                                    Article 2
                                   Definitions

      2.1 "Administrative Expense Multiple" means the multiple of Total Salaries necessary to include employee fringes and benefits and the administrative and general expenses associated with those salaries. The Compensation Committee initially establishes the multiple as 1.75, subject to revision.

      2.2 "Administrative Expenses" means the result of the Administrative Expense Multiple as applied to Total Salaries for the Plan Year.

      2.3 "Annual Bonus Pool" means 15% of the Pretax Operating Income for the Plan Year.

      2.4   "Company" means American Electric Power Service Corporation, Inc.

      2.5 "Compensation Committee" means the individuals holding the following offices within the Company; Chairman of the Board, President and Chief Executive Officer; Executive Vice President-Corporate Services; Executive Vice President-Financial Services; Senior Vice President-Human Resources; and the President of AEP Energy Services, Inc., and any other senior officer of the Company or its Subsidiaries selected by the Compensation Committee.

      2.6 "Direct Expenses" means non-reoccurring expenses for the Plan Year that are not part of the Administrative Expenses such as, but not limited to, moving costs, signing bonuses and cost of working capital.

      2.7 "Employee" means either employees of AEP Energy Services, Inc. or employees of the Company, who are involved in energy trading and other approved activities for AEP Energy Services, Inc. as traders, managers, support personnel or marketers as well as all other employees identified by the Compensation Committee whose efforts are dedicated to energy trading activities.

      2.8 "Gross Margin" for the Plan Year means (I) the net gain or loss associated with all sales and purchases of electricity and gas recorded for the Plan Year on a mark-to-market basis calculated as of December 31 of the Plan Year, and (ii) the net revenue received or cost incurred associated with the sale and purchase of options. For purposes of this Plan, net gains or losses shall be limited to sales and purchases intended to be realized within two years of the close of the Plan Year.

      2.9 "Incentive Award" means the amount of incentive compensation, as determined by the Compensation Committee, payable to a Participant for the Plan Year.

      2.10 "Pretax Operating Income" means Gross Margin for the Plan Year less Administrative and Direct Expenses for the Plan Year.

      2.11 "Plan Year" means the calendar year commencing January 1, and ending December 31.

      2.12 "Total Salaries" means the salaries of all Employees as well as all other employees identified by the Compensation Committee whose efforts are dedicated to energy trading activities, including but not limited to risk control, credit analysis, and legal support.


                                    Article 3
                                Plan Participant

      3.1 Employees will be selected for participation in the Plan by the President of AEP Energy Services, Inc. on or before the commencement of the Plan Year. Individuals who become Employees after the start of the Plan Year may become eligible to participate in the Plan at the discretion of the President of AEP Energy Services, Inc. The Compensation Committee may approve or adjust the selections made by the President and any action taken by the Compensation Committee shall be final. The President of AEP Energy Services, Inc. will provide written notification to those employees who are selected as participants.

      3.2 Employees selected to participate in the Plan shall not be eligible to participate in the American Electric Power System Management Incentive Compensation Plan, the American Electric Power System Senior Officer Annual Incentive Compensation Plan or the Company Wide Incentive Plan.

      3.3 Participation in the Plan for a Plan Year is not a guarantee for Participation in future incentive compensation plans that may be adopted by the Company. Participation in this Plan does not and is not meant to provide for a guarantee of continued employment.


                                    Article 4
                             Determination of Awards

      4.1 If the Annual Bonus Pool for the Plan Year is less than or equal to the amount of the guaranteed bonuses for the Plan Year, Participants in the Plan shall receive an Incentive Award only to the extent of their guaranteed bonuses. If the Annual Bonus Pool is less than or equal to the amount of guaranteed bonuses for the Plan Year, Participants in the Plan who do not have guaranteed bonuses shall not receive an Incentive Award for the Plan Year.

      4.2 After the end of the Plan Year, the Committee, with the President recusing himself, shall determine the President's award. The President of AEP Energy Services, Inc. shall thereafter make a recommendation to the Compensation Committee as to the amount of each of the other Participant's Incentive Award for the Plan Year. The Compensation Committee may approve or adjust any recommendation made by the President and any action taken by the Compensation Committee shall be final. A Participant shall have no right to appeal the final Incentive Award approved by the Compensation Committee.


                                    Article 5
                           Payment of Incentive Awards

      5.1 Earned Incentive Awards shall be paid as soon as possible after the end of the Plan Year, but in no event shall an earned Incentive Award be paid later than four months after the end of the Plan Year.

      5.2 Except for a Participant who retires, becomes permanently and totally disabled or dies, a Participant must be an employee of the Company or of AEP Energy Services, Inc. on the last day of the Plan Year to earn an Incentive Award. A Participant who transfers during the Plan Year to another employer affiliated with the Company may earn an Incentive Award.

      5.3 All payments shall be subject to the applicable federal, state and local income tax withholdings and shall also be subject to the applicable payroll tax withholdings such as withholding for Social Security and Medicare taxes.




                                    Article 6
                                 Administration

      6.1 The Plan shall be administered by the Compensation Committee. The Compensation Committee shall have the authority to interpret the Plan and to prescribe, amend and rescind rules and regulations relating to the administration of the Plan, and all such interpretations, rules and regulations shall be conclusive and binding on all Participants.

      6.2 The Compensation Committee may employ agents, attorneys, accountants, or other persons and allocate or delegate to them powers, rights, and duties all as the Compensation Committee may consider necessary or advisable to properly carry out the administration of the Plan.


                                    Article 7
                                  Miscellaneous

      7.1 The Compensation Committee shall have the right, authority and power to alter, amend, modify, revoke or terminate the Plan; provided that no amendment or termination of the Plan shall adversely affect the rights of any Participant with respect to earned but unpaid Incentive Compensation awards.

      7.2 The Compensation Committee shall periodically review the terms and conditions of this Plan with the Human Resource Committee of the Board of Directors of the American Electric Power Company, Inc.

      7.3 No benefits at any time payable under this Plan to a Participant or a Participant's estate shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, attachment, garnishment, levy, execution, or other legal or equitable process, or encumbrance of any kind.

      7.4 Nothing in this Plan shall interfere with or limit in any way the right of the Company to terminate any Participant's employment at any time, nor confer upon a Participant any right to continue in the employ of the Company.

      7.5 The Plan shall be construed and administered according to the laws of the State of Ohio.

      7.6 In the event the Compensation Committee shall find that a Participant is unable to care for his or her affairs because of illness or accident, the Compensation Committee may direct that any payment due the Participant be paid to the Participant's duly appointed legal representative, and any such payment so made shall be a complete discharge of the liabilities of the Plan


                                    Article 8
                                Change in Control

      8.1 Notwithstanding any provisions of this Plan to the contrary, if a Change in Control, as defined in Section 8.2, of the Company occurs, all Incentive Awards shall be deemed to be fully earned as of the date of the Change in Control. The determination of the amount of Incentive Awards earned shall be made as of the last day before the Change in Control. Cash payments of the Incentive Awards shall be made within three months after the Change in Control.

      8.2 A "Change in Control" of the Company shall be deemed to have occurred if (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 ("Exchange Act")), other than any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company or a trustee or other fiduciary holding securities under an employee benefit plan of the Company, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 25 percent of the then outstanding voting stock of the Company, (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, together with any new Directors (other than a director nominated by a person (x) who has entered into an agreement with the Company to effect a transaction described in Section 8.2(i), (iii) or (iv) or (y) who publicly announces an intention to take or to consider taking actions (including, but not limited to, an actual or threatened proxy contest) which if consummated would constitute a Change In Control) whose election or nomination for election was approved by a vote of at least two-thirds of the Directors then still in office who were either Directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board; or (iii) the consummation of a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50 percent of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iv) the shareholders of the Company approve a plan of complete liquidation of the Company, or an agreement for the sale or disposition by the Company (in one transaction or a series of transactions) of all or substantially all of the Company's assets.

      Notwithstanding the foregoing, a Change in Control shall not be deemed to occur as a result of the consummation of the transactions contemplated in the Agreement and Plan of Merger by and among the Company, Augusta Acquisition Corporation and Central and South West Corporation dated as of December 21, 1997, nor thereafter as a result of any event in (i) or (iii) above, if Directors who were members of the Board prior to such event continue to constitute majority of the Board after such event.

      For purposes of this Section 8.2, "Board" shall mean the Board of Directors of the Company, and "Director" shall mean an individual who is a member of the Board.


                                    ADDENDUM

                          AEP ENERGY SERVICES, INC.
                           INCENTIVE COMPENSATION PLAN

                               DEFERRAL OF AWARDS

Introduction:

      This addendum is applicable for just those Participants who are either in a designated salary grade or who have been selected by the Compensation Committee as being eligible to elect deferrals of all or part of an Incentive Award.

Definitions:

      "Account" means, with respect to each Participant, a separate account established and maintained for the exclusive purpose of accounting for the incentive compensation deferred by the Participant.

      "Common Stock" means the common stock, $6.50 par value, of the American Electric Power Company, Inc., a New York corporation, and any successor thereto.

      "Deferred Distribution Date" means the date the Participant terminates employment or the date specified in the Participant's deferral election agreement if a distribution is to be made prior to a Participant's termination of employment.

      "Interest Bearing Account" means memo account which is credited with annual interest equal to 120% of the applicable federal long-term rate with monthly compounding as published by the Internal Revenue Service in the December preceding the Plan Year.

      "Market Value" means the closing price of the Common Stock, as published in The Wall Street Journal report of the New York Stock Exchange - Composite Transaction on the date in question or, if the Common Stock shall not have been traded on such date of if the New York Stock Exchange is closed on such date, then the first day prior thereto on which the Common Stock was so traded.

      "Participant" means, for purposes of being eligible to make a deferral election, an exempt Employee in exempt salary grade 27 or higher, and such other Employees as designated by the Compensation Committee.

      "Stock Unit" means a measure of value, expressed as a share of Common Stock. No certificates shall be issued with respect to such Stock Units, but the Company shall maintain bookkeeping Account in the name of the Participant to which the Stock Units shall relate.


Deferral Election:

      A Participant may elect to defer payment of all or part of the Incentive Award for one or more years with a maximum deferral period that results in payment commencing no later than five years after the Participant's termination of employment. The deferral election must be filed with the Company on or before April 15 of the Plan Year for which the deferral is elected.

Deferral Account:

      If a Participant elects to defer all or a portion of the Participant's Incentive Award, the Participant may elect to have the deferred amounts invested in Stock Units or in the Interest Bearing Account.

      If the Participant elects to invest in Stock Units, Stock Units shall be credited to the Participant's Account effective the January 1 immediately following the completion of the Plan Year. The number of whole and fractional Stock Units, computed to three decimal places, to be credited to the Participant's Account shall be equal to the dollar amount of the Incentive Award which otherwise would have been payable to the Participant divided by the average of the Market Value for the last 20 trading days of the Plan Year. On each dividend payment date with respect to the Common Stock, the Account of a Participant shall be credited with an additional number of whole and fractional Stock Units equal to the product of the dividend per share then payable, multiplied by the number of Stock Units then credited to such Account, divided by the Market Value on the dividend payment date. The number of a Participant's Stock Units shall be appropriately adjusted for any change in the Common Stock by reason of any merger, reclassification, consolidation, recapitalization, stock dividend, stock split or any similar change affecting the Common Stock.

      If the Participant elects to invest in the Interest Bearing Account, the deferred portion of the Incentive Award shall be deemed to be invested in the Interest Bearing Account on the date the Incentive Awards would have been paid were it not for the deferral election. The amounts invested in the Interest Bearing Account shall receive interest credits equal to the interest rate determined the December before each Plan Year.

Payment of Deferred Awards:

      All deferred Incentive Awards shall be paid as a lump sum within 30 days of the Deferred Distribution Date. The lump sum amount for Stock Units shall be the average of the Market Value of the Common Stock for the 20 consecutive trading days through to the Participant's Deferred Distribution Date. The lump sum amount for the Interest Bearing Account shall be the sum of the amounts deferred plus interest credited through the Deferred Distribution Date.

      Upon the death of an active or terminated Participant, all deferred awards shall be paid to the Participant's surviving spouse as a lump sum within 30 days after the Participant's date of death. If the Participant does not have a surviving spouse, the deferred awards shall be paid to the Participant's estate as a lump sum within 30 days after the Participant's date of death. The amount of the lump sum cash distribution shall be calculated as provided in the immediate preceding paragraph.